UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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U.S. Global Investors Funds
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A Message from Frank Holmes

Thank you to those shareholders who’ve cast their votes in our current proxy election. These proposals are important to our family of funds. I’d like to touch on a few of them.

We are seeking to combine the U.S. Global Investors and U.S. Global Accolade trusts into a single trust to create a more efficient business structure that we believe will benefit shareholders and the adviser.

We are also proposing a new distribution plan for each of the nine U.S. Global equity funds.

The way people buy mutual funds has undergone a major change in recent years. The vast majority of new mutual fund purchases are now made through financial intermediaries, which charge for their services.

The cost of distributing funds through intermediaries is our single largest expense, and we believe our limited ability to pay for fund distribution might have kept the funds from growing more. Broader distribution could lead to asset growth that would allow some of the fund’s fixed expenses to be spread across more investors.

We also are proposing to more closely link the financial interests of U.S. Global and our fund shareholders. Under this proposal, the fund adviser would receive a performance reward when our funds significantly outperform their benchmarks. If a fund significantly underperforms its benchmark, the fund adviser would give up a portion of its management fee.

If you have questions about the proxy materials, please call toll-free 1-866-864-4940. If you are interested in viewing the proxy statement online, log onto www.proxyonline.com and enter the control number from your proxy card.

Thank you for your attention to this important matter.